EXHIBIT 99.1

                  MEDI-HUT & NASDAQ AGREE TO HEARING EXTENSION

Wall Township, NJ (March 14, 2003): NASDAQ has determined with the consent of Medi-Hut (NASDAQ SC: MHUTE) to postpone the NASDAQ hearing that had been scheduled March 13, 2003. NASDAQ has advised the Company that it is attempting to reschedule the hearing on a convenient date during the week of March 25, 2003 or as soon thereafter as possible.

Contact:
Medi-Hut Co., Inc.
Adele Ehlin, Chief, Investor Relations, (732) 919-2799